Exhibit 99.1

Contact: Leslie Schroeder
402-462-7517

Gibraltar Packaging Group, Inc.
Announces
Results for Third Quarter of Fiscal 2004

Hastings, Nebraska – May 13, 2004 — Gibraltar Packaging Group, Inc. (OTCBB:PACK) today announced the results for its third quarter of fiscal 2004.

Gibraltar reported net income for the quarter ended March 31, 2004 of $0.1 million or $0.02 per share. This compares to net income in the same quarter of fiscal 2003 of $0.6 million or $0.12 per share.

Net sales decreased to $14.1 million in the third quarter of fiscal 2004, compared to $16.8 million in the third quarter of fiscal 2003. Operating income decreased to $0.4 million for the third quarter of fiscal 2004, compared to $1.2 million for the corresponding period of fiscal 2003.

Gibraltar reported net income for its first nine months of fiscal 2004 of $1.3 million or $0.26 per share. Net income for the comparable time period of fiscal 2003 was $2.0 million or $0.40 per share.

Net sales decreased to $45.7 million in the first nine months of fiscal 2004, compared to $51.6 million in the first nine months of fiscal 2003. Operating income decreased to $2.7 million, which compares to $4.2 million for the corresponding period of fiscal 2003.

As previously reported, business from two major customers was lost in the latter part of fiscal 2003. $1.6 million and $2.8 million of the reduction in sales for the third quarter and year-to-date, respectively, represents the loss of a substantial part of this business for this time period. The remaining decrease is attributed to losses experienced from various other accounts, partially offset by additional business from new and existing customers.

Also, in the second quarter of fiscal 2004, Gibraltar received $0.5 million in insurance proceeds for an after-tax gain of $0.06 per share related to the embezzlement discovered in fiscal 2003. During the fourth quarter of fiscal 2003, Gibraltar determined that approximately $0.5 million had been embezzled over a period of seven years. The insurance claim was settled in full, net of the deductible.

Gibraltar’s credit facility is scheduled to mature in December 2004, and thus has been classified as current in the Consolidated Balance Sheets. Gibraltar is in negotiations with the current lender, and expects to secure a new credit facility in the near term.

“As evidenced by the decrease in sales during the past two quarters, we are continuing to feel the effect from the two major customers we lost last fiscal year, as well as the loss of several smaller customers,” said Walter Rose, Chairman and Chief Executive Officer. “We continue to work diligently to replace this business and bring on new accounts in this highly competitive industry. We have taken measures to help us compete in new markets, such as reorganizing our sales force and acquiring new equipment. We remain optimistic that our efforts to contain costs and obtain new business will be successful.”

2000 Summit Avenue • Hastings, NE 68901
Phone (402) 463-1366 • Fax (402) 463-1661

Gibraltar Packaging Group, Inc. (www.gibraltarpackaginggroup.com), headquartered in Hastings, Nebraska, designs, manufactures and markets packaging products, specializing in folding cartons, corrugated containers, specialty laminated containers, and flexible poly-film packaging. Please contact Leslie Schroeder at (402) 462-7517 or investorrelations@gibraltarpackaginggroup.com for additional information about the Company.

This press release includes forward-looking statements that involve risks and uncertainties. Actual results might differ materially from those projected in the forward-looking statements. These risks and uncertainties include but are not limited to the Company’s ability to execute its business plan. For a description of other factors that could cause actual results to differ materially from those in the forward looking statements, reference is made to the Company’s filings with the Securities and Exchange Commission, including the Company’s annual report for fiscal 2003 on Form 10-K and other periodic filings.